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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

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
                                                 QUARTER ENDED             NINE MONTHS ENDED
                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                           -------------------------   --------------------------
                                              2000          1999          2000           1999
                                           -----------   -----------   -----------   ------------
Diluted net income per share:
  Net income (loss) to common
    shareholders                           $   395,000   $(9,372,000)  $ 5,323,000   $(27,781,000)
  Average number of shares outstanding      10,507,313    11,500,000    10,507,313     11,500,000
  Net effect of dilutive stock options
    based on treasury stock method                 N/A           N/A           N/A            N/A
                                           -----------   -----------   -----------   ------------
  Total average shares                      10,507,313    11,500,000    10,507,313     11,500,000
                                           ===========   ===========   ===========   ============
  Diluted net income (loss) per share      $      0.04   $     (0.82)  $      0.51   $      (2.42)
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